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                                                                    EXHIBIT 10.1

                   AGREEMENT AND PLAN OF BUSINESS COMBINATION


        THIS AGREEMENT, entered into this 17th day of April, 1998, by and between the PAN Environmental Corporation, a Delaware corporation (hereinafter "PAN"), as Acquiror, and the Whitfield Holdings, Ltd., an Antigua, West Indies corporation (hereinafter "Whitfield"), as Acquiree:

        WHEREAS, PAN desires to acquire all of the issued and outstanding common stock of Whitfield incident to a tax-free exchange of capital stock of PAN for all outstanding capital stock of Whitfield upon the terms and conditions contained herein,

        FURTHER WHEREAS, the shareholders of Whitfield desire to exchange their 100% ownership of Whitfield for common stock of PAN to be newly issued by PAN upon the terms and conditions contained in this Agreement,

        FURTHER WHEREAS, the shareholders of Whitfield desire to raise U.S. $1,000,000 in bridge financing via a private placement of 333,333 shares at $3.00 per share, and immediately thereafter U.S. $22,500,000 in PAN via a private placement of 5,000,000 shares at $4.50 per share which is one of their purposes for entering into this Agreement in addition to becoming a public company,

        NOW THEREFORE, for valuable consideration and upon the mutual representations, warranties, covenants and agreements and other promises set forth in writing herein, the parties hereto agree as follows:

        1. Plan of Business Combination - It is the agreement and intention of all parties hereto that all of the issued and outstanding capital stock of Whitfield owned by any and all shareholders of Whitfield shall be acquired by PAN hereby in exchange solely for common stock of PAN. It is particularly the intention of all parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended, and related sections thereunder.

        2. Audits and Financial Statements - Both PAN and Whitfield recognize the importance of obtaining certified audits of Whitfield Holdings, Ltd.. incident to this Agreement and Plan of Business Combination. These certified audits will be prepared on a consolidated basis for the combined companies (PAN and Whitfield) after consummation of this business combination. The officers and directors of PAN and Whitfield shall take all necessary efforts in a diligent manner to prepare financial and accounting materials and statements as necessary to prepare for a consolidated financial statement of the combined operations so as to position the combined companies to conduct a certified audit to satisfy registration requirements of the SEC and relevant state security commissions for a future public or private offering.


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN / Whitfield

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        3. Whitfield Acquisition of Gaming Systems - Whitfield has acquired the gaming system from United, Inc. dba United Race and Sports Book for 10,000 common shares of Whitfield. The gaming system so acquired consists of computer hardware, computer software, expertise and proprietary systems to operate race and sports book operations, and telephone communications.

        4. Whitfield License-Back of Gaming System Back to United - Whitfield has licensed back to United the gaming system acquired in paragraph 3 above for 2.4% of the betting volume of United, which should allow United to run a profitable race and sports book operation given the fact that the 1995 State of Nevada Gaming Control Board Report entitled Fiscal Year Sports Book Breakdown for the July 1 through June 30 fiscal years, 1985 through 1997, showed an average net gaming revenue of 3.39% as an average for all Nevada race and sports books. (A copy of the Gaming System License Agreement is attached hereto as Exhibit A.)

        5. Exchange of Shares - All parties hereto agree that all Whitfield common stock presently outstanding shall be exchanged by the shareholders thereof with PAN for common shares of PAN to be divided among the present shareholders of Whitfield pro rata in proportion to their shareholdings in Whitfield. This exchange shall be made on the basis of 12,800,000 PAN common shares (3,200,000 shares to be issued immediately into Escrow and 9,600,000 to be reserved for issuance based on performance in paragraph 6 below, upon PAN Directors' Resolution) for all outstanding capital stock of Whitfield, including all common shares pursuant to the terms and conditions of the Escrow Agreement in paragraph 6 below.

        6. Escrow Agreement - An Escrow will be set up to receive the PAN common shares which provides that the Escrow Agent shall release to Stockholders one share for each $24.9375 of betting volume placed with United resulting in $0.6225 of license fees payable to Whitfield under paragraph 3 of the License Agreement. Such betting volume will be jointly verified by PAN, Whitfield and United. The release of shares will be done on a quarterly basis as defined in paragraph 7 below and when an aggregate betting volume of eighty three million dollars ($83,000,000) resulting in one million nine hundred ninety two thousand dollars ($1,992,000) payable to Whitfield of first year license fees has been met, the Escrow Agent will release the entire 3,200,000 shares or remainder thereof. The first year is defined as the first full fiscal year beginning with the first full calendar quarter following the effective date of the License Agreement. In the event that the minimum betting volume and license fees are not met by the end of the first full fiscal year, then the same formula will be applied for one subsequent fiscal year to earn out any amount in excess of that earned and paid in the first full fiscal year. Any shares not so earned shall be returned to PAN. (A copy of the Escrow Agreement is attached as Exhibit B.)

        7. Merger and Acquisition Consultant Agreement - Business Combination Agreement - PAN and Whitfield have agreed to issue 800,000 restricted Rule 144 common shares to TCKTS, L.L.C. and have agreed to pay $50,000.00 in fees for consulting services rendered incident to the negotiation and execution of this Agreement. TCKTS, L.L.C. is owned fifty percent (50%) by Jerry Cornwell and fifty percent (50%) by Clifford M. Johnston. (A copy of the Merger and Acquisition Consultant Agreement is attached as Exhibit C.)


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN / Whitfield

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        8. The $22,500,000 Financing - Because raising $22,500,000 to expand
Whitfield's operations is one of the reasons for Whitfield entering into this agreement, PAN agrees, subject to the closing of this Agreement, to grant Whitfield the guaranteed right to raise $22,500,000 in capital by offering 5,000,000 shares of PAN for sale at a guaranteed price for ninety (90) days at $4.50 per share in a private placement. The shares to be issued in this offering shall be restricted Rule 144 shares.

               This guaranteed right to offer 5,000,000 PAN shares at $4.50 per share shall expire three (3) months from the date of this Agreement, and the $4.50 price per share will be guaranteed for the three (3) months.

9. Financial Consultant Agreement - $22,500,000 Financing - PAN has agreed as of April 17, 1998 to retain Cheong Tat Corporation as its consultant to secure additional financing for PAN's operations, including equity and/o debt financing. In consideration of such consulting services, PAN has agreed to pay Cheong Tat Corporation ten percent (10%) finder's fee or pro rata portion thereof on a $1,000,000 private placement payable half in stock and half in cash, and five percent (5%) finder's fee or pro rata portion thereof on a $22,500,000 private placement payable half in stock and half in cash. (A copy of the Financial Consulting Agreement is attached as Exhibit D.)

        10. Investment Representation - Incident to their voting upon or otherwise consenting to this business combination agreement, the shareholders of Whitfield will be required to represent that they are acquiring these restricted securities of PAN for investment and not with a present intention or view to resell or redistribute any of them, absent future SEC and relevant state registration or an appropriate exemption therefrom. The shareholders of Whitfield also hereby acknowledge that the certificates for PAN common shares to be issued to the shareholders of Whitfield incident to this business combination will be legended with appropriate language evidencing such restrictions on further transfer, sale or disposition thereof.

        11. Delivery of Shares - Incident to the closing of this business combination, the shareholders of Whitfield shall deliver to PAN appropriate certificates representing all of their shares of Whitfield, which certificates shall be properly endorsed, so as to make PAN the sole holder and owner of all Whitfield shares, free and clear of all liens and encumbrances.

        12. Closing Date - The Closing Date of this business combination shall be on May 22, 1998 after final approval by the Board of Directors of the parties hereto.

        13. Representations of PAN- PAN hereby represents and warrants that effective the date of this Agreement, and as of the Closing Date hereof, the following statements are true and correct:

               (a) As of the Closing Date of this business combination, all PAN common shares outstanding will constitute validly and legally issued shares in their entirety, as well as the common shares of PAN to be exchanged with the shareholders of Whitfield in this business combination, and that all of such shares shall be fully paid and nonassessable; and that the

AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN / Whitfield

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common shares of PAN to the issued hereto will be in all respects equivalent to the common stock of PAN issued and outstanding as of the date hereof;

               (b) The officers of PAN who have executed this Agreement are duly authorized to execute it on behalf of PAN, and they have taken all action required by law and the Bylaws of PAN to properly and legally execute and validate this Agreement;

               (c) Any financial statements submitted by any party to this Agreement, and any such statements to be submitted in the future incident hereto, shall be complete and accurate for the dates and periods indicated thereon and fairly present the financial condition of PAN and its operations for the periods covered; and that there are no material liabilities, either fixed or contingent, not reflected in such financial statements;

               (d) All PAN common stock to be outstanding at the Closing Date hereof shall not be in any greater amount than has already been disclosed to the shareholders of Whitfield incident to entering into this Agreement;

               (e) There have not been any material changes in the financial position of PAN since the time that financial position statements have been submitted in connection with this Agreement, unless they have already been disclosed to the shareholders of Whitfield incident to negotiating or entering into this Agreement;

               (f) That from the date of this Agreement until the closing of this business combination, there will not be any negative material change in the position of PAN;

               (g) That PAN is not involved in any pending or threatened litigation or governmental proceeding or investigation unless reflected in its financial statements or disclosed in writing to the shareholders of Whitfield; and to the best knowledge of PAN and its officers, no material litigation, claims, assessments or governmental investigation or proceeding is threatened against PAN or any of its properties, or any of its directors or officers incident to their roles with PAN;

               (h) As of the Closing Date of this business combination, PAN will be in good standing and qualified to conduct business in each state where such qualification is required;

               (i) PAN has paid any and all taxes or assessments due to any governmental agency incident to its past operations to the date hereof except as noted in PAN's financial statements;


               (j) PAN has complied with all state and federal laws and regulations regarding its incorporation and formation, past issuances of capital stock and sale thereof, capitalization, business and operations; and no contingent liabilities against PAN have been threatened, or claims made against PAN, and no basis for the same exists, with respect to such incorporation, formation, business operations, capitalizations, or sales and issuance of securities;


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN / Whitfield

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               (k) PAN has not breached any material agreement or contract to which it is a party; and the execution of this Agreement will not violate or breach any material agreement, contract or commitment to which PAN or its shareholders are parties;

               (l) PAN has no outstanding debt other than what has been disclosed to the shareholders of Whitfield incident to the negotiation and preparation of this Agreement;

               (m) As of the date hereof, and at the Closing Date, PAN to the best of its ability and knowledge, has disclosed all events, conditions, and facts materially affecting the business and prospects of Whitfield; and PAN has not now, and will not as of the Closing Date have, withheld knowledge of any such events, conditions, and facts which it knows, or has reasonable grounds to know, may materially affect the business, worth or prospects of Whitfield;

               (n) All outstanding shares of capital stock of PAN has been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof;

               (o) PAN has not mortgaged, pledged any of its assets, whether tangible or intangible;

               (p) PAN has not sold, assigned or transferred any material tangible or intangible assets or rights unless already disclosed to the shareholders of Whitfield incident hereto; nor has it knowingly waived any rights of material value;

               (q) PAN does not have any outstanding warrants, options or other rights to acquire equity shares or interests in capital stock of PAN;

               (r) All corporation minute books and financial records in existence will be made available to Whitfield for review prior to the closing of this Agreement;

               (s) The records of all issuances and transfers of record of the common stock of PAN have been maintained by the transfer agent of PAN in good and current order and accurately reflect the record ownership of all issued and outstanding common stock of PAN;

               (t) That any financial statements submitted by PAN, or to be submitted by PAN, incident to this business combination have been prepared or will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis;

               (u) PAN has only one class of capital stock outstanding and all outstanding common shares have been duly authorized; validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof;

               (v) Capitalization - PAN has authorized capital stock of 40,000,000 common shares of $0.001 par value per share of which there are 3,218,163 shares currently outstanding and 10,000,000 preferred shares of $3.00 par value per share of which there are no shares currently outstanding.


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN / Whitfield

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        14. Representations of Whitfield and shareholders of Whitfield - As of the date of this Agreement, and as of the Closing Date of this business combination, Whitfield hereby represents and warrants the following:

               (a) As of the Closing Date of this business combination, all Whitfield common stock will constitute validly and legally issued shares in their entirety, and that all such shares shall be fully paid and nonassessable;

               (b) The officers of Whitfield executing this Agreement are duly authorized to execute it on behalf of Whitfield, and they have taken all action required by law and the Bylaws of Whitfield to properly and legally execute and validate this Agreement;

               (c) Any financial statements of Whitfield submitted incident to this Agreement or in preparation for its closing, shall be complete and accurate for the dates and periods indicated thereon and fairly present the financial condition of Whitfield and its operations for the periods covered; and that there are no material liabilities, either fixed or contingent, not reflected in such financial statements;

               (d) All Whitfield common stock to be outstanding at the Closing Date hereof shall not be in any greater amount than has already been disclosed to PAN;

               (e) There are no material liabilities, either fixed or contingent, not disclosed in such financial statements.

               (f) There have not been any material changes in the financial position of Whitfield since the time of executing this Agreement, unless they have already been disclosed to PAN prior to the Closing Date of this business combination;

               (g) That from the date of this Agreement until the closing of this business combination, there will not be any negative material change in the position of Whitfield;

               (h) That Whitfield is not involved in any pending or threatened litigation or governmental proceeding or investigation unless reflected in its financial statements or otherwise disclosed in writing to PAN; and to the best knowledge of Whitfield and its officers, no material litigation, claims, assessments or governmental investigation or proceedings are threatened against Whitfield or any of its properties, or any of its directors or officers incident to their roles with Whitfield;

               (i) Whitfield has not breached any material agreement or contract to which it is a party;

               (j) All corporate minutes books and financial records in existence regarding Whitfield and its business will be made available to PAN for review prior to the closing of this Agreement;


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN / Whitfield

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               (k) The execution of this Agreement will not violate or breach any material agreement, contract or commitment to which Whitfield or its shareholders or officers are party;

               (l) The records of all issuances and transfers of records of the capital stock of Whitfield have been maintained by Whitfield as its own transfer agent in good and current order and accurately reflect the record ownership of all issued common stock of Whitfield;

               (m) Whitfield has not sold, assigned or transferred any tangible or intangible assets unless disclosed to PAN prior hereto; nor has it knowingly waived any rights of material value;

               (n) Whitfield is not subject to any bankruptcy proceeding or insolvency action;

               (o) As of the Closing Date of this business combination, Whitfield will be in good standing and qualified to conduct business in each jurisdiction where such qualification is required;

               (p) Unless otherwise disclosed in the financial statements submitted by Whitfield incident to this Agreement, Whitfield has paid any and all taxes or assessments due to any governmental agency incident to its past operations to the date hereof and also has filed whatever income tax and other returns, federal, state or other jurisdiction, which are required to the date hereof;

               (q) Whitfield has complied with all state, federal and other jurisdiction's laws and regulations regarding its incorporation and formation, past issuances of capital stock and sale thereof, capitalization, business and operations; and no contingent liabilities against Whitfield have been threatened, or claims made against Whitfield, with respect to such incorporation, formation, business operations, capitalizations, or sales and issuance of securities unless already disclosed by Whitfield in the financial statements;

               (r) Whitfield has no outstanding debt other than what has been disclosed to PAN incident to the negotiation and preparation of this Agreement;

               (s) As of the date hereof, and at the Closing Date, Whitfield to the best of its ability and knowledge, has disclosed all events, conditions, and facts materially affecting the business and prospects of PAN; and Whitfield has not now, and will not as of the Closing Date have, withheld knowledge of any such events, conditions, and facts which its knows, or has reasonable grounds to know, may materially affect the business, worth or prospects of PAN;

               (t) All outstanding common shares of Whitfield have been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof;

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BUSINESS COMBINATION - PAN / Whitfield

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               (u) Whitfield has not mortgaged, pledged any of its assets, whether tangible or intangible, other than already disclosed to Whitfield;

               (v) Whitfield has not sold, assigned or transferred any material tangible or intangible assets or rights unless already disclosed to PAN incident hereto;

               (w) Any outstanding warrants, options or other rights to acquire equity shares or interests in capital stock of Whitfield have been disclosed in full to PAN incident to entering into this Agreement;

               (x) Capitalization. Whitfield has authorized capital stock of 10,000 common shares of no par value of which 10,000 shares are currently issued and outstanding.

               (z) Conduct of Business. Since the date of this Agreement, unless already disclosed in writing to PAN, there has not been and, between the date of this Agreement and the Closing Date, there will not be:

                i) Any material increase in the encumbrances against any assets of Whitfield or transfer of any such assets unless in the ordinary course of business;

                ii) Any change in the accounting methods or practices followed by Whitfield;

                iii) Any termination, changes or violations of any leases, contracts, licenses, commitments or other arrangement or agreements of Whitfield having a material adverse effect on the business or assets of Whitfield;

                iv) Any material new borrowing or increased borrowing not in the ordinary course of business, nor any material new contracts or commitments for the purchase or sale of services, merchandise or supplies except in the ordinary course of business;

                v) Any material increase in the compensation of any director, officer or key employee of Whitfield, or any new material employment agreements;

                vi) Any stock or cash dividend or distribution of common stock for services, unless approved in writing by PAN;

                vii) Any violation of any permit, license, law or regulation materially adversely affecting any assets or business of Whitfield;

                viii) Any loan or other material transaction with any officer or director or shareholder of Whitfield unless consented to by PAN; and

                ix) Any authorization, issuance, sale or other disposition of any common shares, or rights thereto, of Whitfield except with the written consent of PAN.

        15. Covenants of Both Parties - PAN and Whitfield both hereby agree and covenant

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BUSINESS COMBINATION - PAN / Whitfield

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as follows that during the period from the date hereof to the Closing Date, unless express written consent is obtained from the other party, each party hereto shall:

               (a) Conduct its business and operations solely in the usual, normal and ordinary course of business;

               (b) Issue no stock or stock rights or other equity rights which were not expressly contemplated by the parties to the information already disclosed and developed incident to the negotiations and preparation of this Agreement;

               (c) make no distribution to shareholders, or any other party of any assets or properties by way of dividend, purchase of shares, redemption, liquidation or otherwise;

               (d) Pay no salaries, bonuses or other compensation to officers, principal shareholders, directors or other affiliates, except as finders fees paid incident to this Agreement or incident to moneys raised, other than the usual and ordinary course of business or pursuant to employment terms already established and already disclosed to the other party;

               (e) Not sell, dispose of, or transfer any material assets or rights, tangible or intangible, except under current contract arrangements already disclosed to the other party or except in the ordinary course of business;

               (f) Make no purchase or acquisitions of real property or material amounts of personal property except in the ordinary course of business or with the consent of the other party to this Agreement;

               (g) Not subject any property or rights to liens, mortgages, pledges or other encumbrances of any kind or manner except for a full and fair consideration in the ordinary course of business;

               (h) Not borrow any money except for operations in the ordinary course of business or with the consent of the other parties to this Agreement;

               (i) Not make any loans or advances or extend any credit terms except in the ordinary course of business;

               (j) Not amend any bylaws, articles of incorporation, or make any material changes in accounting or operational practice and policies;

               (k) Maintain and cause to be maintained current and accurate records of all issuances of common stock of the respective parties;

               (l) Each party to this Agreement shall furnish the other parties reasonable access to properties, premises, books and records, and any financial and operating data and information regarding the business operations of all the parties, as each party hereto may from


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BUSINESS COMBINATION - PAN / Whitfield

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time to time reasonably request of the other party. Each party shall take diligent and secure efforts to keep all of such information and data confidential at all times, and shall execute whatever confidentiality agreements are required by the other party;

               (m) Each party shall take its best efforts to retain all present employees, and do nothing to undermine or diminish the goodwill of suppliers, prospective customers, current customers, marketing or sales representatives or any others having business relationships with either party;

               (n) Until the termination of this Agreement or the successful closing of this business combination, neither party shall contemplate or negotiate or enter into, any other business combination or similar arrangement or merger with a third party, or offer any of their assets or capital stock to third party unless with the written consent of the other parties hereto;

               (o) Each party hereby warrants and represents that any information or data supplied to the other party for purposes of being included in information sent to PAN shareholders shall not contain any statement which at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact and shall contain all information required to make the supplied information not materially misleading or incomplete. As of the Closing Date, such distributed information will contain all material statements and information required to be included therein with respect to each party hereto and will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not materially misleading;

               (p) Upon the Closing Date hereof, PAN's existing Directors will first appoint _________________________, _________________________, and
______________________ as Directors of PAN and then resign as Directors. Each party hereto shall take whatever actions are needed to nominate and submit to the shareholders of PAN at its upcoming shareholders' meeting the following persons to be elected to the Board of Directors of PAN: ______________ ___________, _________________________, and _________________________.

               (q) Not make any press release or form of public communication concerning this business combination without the prior approval and consent of the other party;

               (r) Not commit any violation of any permit, license, law or regulation materially adversely affecting any assets or business of any party hereto; and

               (s) Not enter into any material new borrowing or increased borrowing without the written consent of the other party hereto; nor enter into any material new contracts or commitments for the purchase or sale of merchandise or services except in the ordinary course of business or with the written consent of the other party.

               (t) Not dilute the shareholdings of either the original PAN shareholders or the


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newly issued shares to Whitfield shareholders for at least 270 days following the Effective Date of this Agreement and Plan of Business Combination other than what has been disclosed to both parties incident to the negotiation and preparation of this Agreement, i.e., and agreement to issue 333,333 shares at $3.00 per share for a $1,000,000 bridge financing and an agreement to issue 5,000,000 shares at a guaranteed (for 90 days) price of $4.50 per share pursuant to a $22,500,000 private placement.

        16. Closing Conditions - Unless otherwise waived expressly in writing by the other party, all obligations of PAN and Whitfield under this Agreement are subject to the fulfillment of the following conditions prior to closing:

               (a) The representations and warranties by or on behalf of either party hereto contained in this Agreement or in any document or certificate delivered to the other party incident to this Agreement or its closing shall be true and correct in all material respects at and as of the time of closing as though such representations and warranties were made at and as of such time;

               (b) All parties hereto have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by or prior to the closing of this business combination;

               (c) This Agreement must be duly authorized, executed and delivered by the respective and appropriate officers and/or directors of all parties hereto;

               (d) Any filings or notices to state, federal or other jurisdiction's regulatory authorities or corporation commissions or secretaries of state required by this Agreement and its closing must have been completed, including anything necessary to constitute this business combination as a valid exemption from registration under state and federal securities laws and regulations;

               (e) PAN shall have received the appropriate investment representation from the Whitfield shareholders whereby they represent that the securities being delivered by PAN in this business combination are being purchased for investment and not with a view toward further distribution or sale thereof, and that they understand such securities are "restricted securities" as defined by federal and state securities laws and accordingly may not be transferred or resold without a current registration or the availability of an appropriate exemption from such registration;

               (f) The securities to be issued incident to this business combination shall be issued pursuant to all necessary corporate action being legally taken prior to their issuance, and shall be fully paid and nonassessable when issued to the shareholders of Whitfield, and certificates therefor shall be in proper form and carry the required restrictive legend thereon;

               (g) No material claim, action, suit or proceeding, whether private or public or governmental, shall be pending or threatened against PAN or Whitfield, or the officers or

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directors of these corporations incident to their roles with such corporations, which if adversely determined, would prevent or hinder materially the consummation of the transactions in this Agreement or result in the payment of substantial damages as a result of such transaction and action or proceeding;

               (h) All actions, proceedings, instruments and documents required to carry out and effectuate this business combination or incidental hereto, and any other related legal matters, shall have been approved by respective legal counsels of the parties hereto;

               (i) No material adverse events affecting any party hereto shall have occurred prior to the closing of this business combination;

               (j) There shall have been no material misrepresentation or omission to state any material fact by either party in connection with the information provided relative to this business combination and its closing;

               (k) Both parties and their legal or accounting representatives, as the case may be, shall be satisfied that this business combination may be consummated as a tax-free reorganization;

               (l) As of the Closing Date, there shall be no outstanding equity securities of Whitfield other than those being exchanged in this business combination and also there shall be no outstanding warrants, options or other conversion rights to acquire any equity securities of Whitfield or PAN;

               (m) Between the date hereof and the Closing Date, both parties hereto shall not issue any shares of their common stock, or any warrants or options or other stock rights; and

               (n) All parties hereto shall have completed their respective due diligence reviews of the business and records of the other parties.

        17. Survival of Representations - All representations, warranties and covenants contained herein by any party hereto shall survive the closing of this business combination and the consummation of the transactions called for hereby for two years from the date hereof; provided, however, that all parties hereto hereby agree that no officer, director or shareholder of PAN or Whitfield shall be personally liable for any damages, liability or expense resulting from the inaccuracy or incompleteness of any representation or warranty contained herein.

        18. Termination of Agreement - This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

               (a) By written consent of all parties hereto; or

               (b) By any party hereto, if there has been a material misrepresentation or breach of the representations or warranties herein by the other party, provided, however, that if

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the breach can and is cured within 10 days following notification thereof, it shall not constitute grounds for termination; or

               (c) By any party hereto if the Closing Date of this business combination has not taken place by November 1, 1998.

        19. Closing Action - Upon the Closing Date hereof, the following actions shall be taken, and all of such actions shall be deemed to be simultaneous as of such Closing Date:

               (a) PAN shall have delivered certificates into Escrow for the shareholders of Whitfield representing the PAN common shares required by the exchange set forth in this business combination; and

               (b) The Whitfield shareholders shall have delivered all common shares of Whitfield to PAN legally endorsed for cancellation; and

               (c) All corporate, financial and title document books, records and certificates, as the case may be, of Whitfield shall be delivered to the possession of PAN; and

               (d) Any tangible or intangible assets, properties and rights owned by Whitfield shall be placed in the control and possession of PAN along with the rights, books and records of Whitfield; and

               (e) Each party should provide the other parties with whatever certificates or copies of directors' or shareholders' meetings or actions or resolutions as required to establish evidence of completion of corporate action required to consummate this business combination; and

               (f) Each parties hereto shall furnish the other parties with such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement, or which may be reasonably requested in furtherance of the intent and purposes of this Agreement.

        20.    General Matters -

               (a) Notices. Any and all notices provided for in this Agreement shall be in writing and hand delivered or sent by certified mail, directed as follows:

        To PAN:                              To Whitfield:

        Attn:  Jerry Cornwell, President     Attn:  Timothy S. Shiah, President
        19239 Aurora Avenue North            4420 South Arville, Suite 20
        Shoreline, WA  98133-3930            Las Vegas, NV  89103

               (b) Parties in Interest. This Agreement shall inure to the benefit of and bind


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN / Whitfield
the parties hereto, and their respective representatives, heirs, successors and assigns, as the case may be.

               (c) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

               (d) Waiver. Any failure on the part of any party hereto to comply with any of the obligations and conditions of this Agreement may be waived in writing by any other parties.

               (e) Additional Documents. At any time, and from time to time after the closing of this Agreement, each party hereto will execute and deliver to the other party such additional documents and instruments, and take such additional action, as may reasonably be requested by the other party, to confirm or perfect title to any property or right transferred hereunder or otherwise to carry out the intents and purposes of this Agreement.

               (f) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of this Agreement shall remain in full force and effect.

               (g) Entire Agreement and Benefit. This Agreement is the entire agreement of the parties hereto covering everything agreed upon or understood in this transaction and in the negotiations and preparation of this business combination. There are no oral promises or agreements or conditions precedent, representations or understandings between any of the parties hereto of any kind or nature other than those expressly contained in this Agreement. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any persons any rights hereunder or hereto other than the actual parties to this Agreement.

               (h) Tax and Legal Implications. None of the parties to this Agreement warrant any tax or legal aspects of this transaction to another party; and nothing herein, or any further information or documents to be furnished in connection with this business combination shall be construed as business, tax or legal advice to any person or shareholder. Every party or person involved in this business combination is urged to consult their own tax or legal advisors as to the tax and legal implications of this transaction.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.


PAN ENVIRONMENTAL                                  WHITFIELD HOLDINGS, LTD.,
CORPORATION, as Acquiror                           as Acquiree


By_______________________                          By_______________________
  Its____________________                          Its____________________


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN / Whitfield

And______________________                          And______________________
  Its____________________                          Its____________________



SELLING SHAREHOLDERS:


By_______________________                          By_______________________


By_______________________                          By_______________________


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN / Whitfield

                                                                       EXHIBIT A


                         GAMING SYSTEM LICENSE AGREEMENT


        THIS AGREEMENT made this 17th day of April, 1998 by and between PAN Environmental Corporation, a Delaware corporation ("PAN"), Whitfield Holdings, Ltd., an Antigua corporation ("Whitfield"), United, Inc. dba United Race & Sports Book, an Antigua corporation ("United"), and the stockholders of Whitfield Holdings, Ltd. ("Stockholders").

        WHEREAS, United has acquired and/or developed, and will continue to augment and improve, various procedures and systems, including computer hardware and software, telephone systems and equipment, accounting, recordkeeping, and all other proprietary procedures, systems and standards as may now or in the future be necessary or appropriate to carry out United's race and sports book betting business (which equipment, software, systems and procedures as now or hereafter used by United in its race and sports book business are collectively referred to hereinafter as the "Gaming System"); and

        WHEREAS, the parties are mutually desirous of United's selling the Gaming System to Whitfield, and of Whitfield's licensing the Gaming System for use by United in its race and sports book betting business, as provided by the terms of this Agreement; and

        WHEREAS, PAN desires to acquire one hundred percent (100%) of Whitfield and the Stockholders of Whitfield desire to exchange their 100% ownership of Whitfield for common stock of PAN;

        NOW THEREFORE, in consideration of the mutual promises, covenants and conditions provided by this Agreement, the legal sufficiency of which is hereby acknowledged, the parties agree as follows:

        1. SALE AND PURCHASE OF GAMING SYSTEM. United shall sell, convey and transfer to Whitfield, and Whitfield shall purchase from United, the Gaming System as hereinafter defined, in consideration for the transfer to United of 10,000 shares of Whitfield (100% of the issued and outstanding stock of Whitfield). PAN shall then acquire Whitfield pursuant to an Agreement and Plan of Business Combination (hereinafter called the "Agreement") to which this Gaming System License Agreement is attached. The Agreement provides that the Stockholders of Whitfield (hereinafter called the "Stockholders") will exchange their 10,000 shares of Whitfield (100% of the issued and outstanding common stock of Whitfield) for up to 12,800,000 common shares of PAN (3,200,000 shares to be issued immediately into Escrow to be released pursuant to the terms as described later in this paragraph 1 and 9,600,000 shares reserved for issuance by PAN to be


GAMING SYSTEM LICENSE AGREEMENT
released pursuant to the terms as described in paragraph 6 of this License Agreement). PAN shall deposit into Escrow with such escrow agent as Stockholders and PAN may jointly designate, certificates for 3,200,000 PAN shares with instructions to deliver to Stockholders on a quarterly basis, one such share for each $25.9375 of betting volume placed with United resulting in $0.6225 of license fees payable to Whitfield under paragraph 3 of this License Agreement. Such betting volume will be jointly verified by PAN, Whitfield and United. When an aggregate betting volume of eighty three million dollars ($83,000,000) resulting in one million nine hundred thousand ninety two dollars ($1,992,000) payable to Whitfield of first year license fees has been met, the Escrow Agent will release the entire 3,200,000 shares. The first year is defined as the first full fiscal year beginning with the first full calendar quarter following the effective date of this License Agreement. In the event that the minimum betting volume and license fees are not met by the end of the first full fiscal year, then the same formula will be applied for one subsequent fiscal year to earn out any amount in excess of that earned and paid in the first full fiscal year. Any shares not so earned shall be returned to PAN.

        2. ELEMENTS OF GAMING SYSTEM. The Gaming System includes all procedures and systems, including computer hardware and software, telephone systems and equipment, accounting, recordkeeping, customer service, and all other proprietary procedures and systems as now or may in the future be used by United to conduct its race and sports book business. The term "Gaming System" shall be interpreted liberally, in order to effectuate the purposes of this Agreement, as including all systems and procedures, and tangible or intangible assets used as constituent features thereof, used in United's race and sports book operations and production of revenues; provided that it shall not include United's furniture, furnishings, fixtures, real property or leaseholds, customer lists or accounts, goodwill, cash reserves or accounts, governmental licenses or certificates of authority to engage in the race and sports book betting business, or any activities or arrangements unauthorized by governmental licenses or certificates of authority or otherwise in violation of applicable laws.

        3. LICENSE OF GAMING SYSTEM, LICENSE FEE. Whitfield shall license the Gaming System to United, and United shall license said system from Whitfield, for use in United's race and sports book betting business. In consideration of such license, United shall pay Whitfield a license fee equal to two and four tenths percent (2.4 %) of the gross dollar volume of all wagers placed with or through United during the term of this Agreement, with a minimum license fee of One Million Dollars ($1,000,000.00) per year. The license fee shall be payable quarterly, for quarters ending on the last day of February, May, August and November, by bank certified draft due on or before the fifteenth day of the calendar month next following the close of each quarter. Each license fee payment shall be accompanied by United's full and accurate accounting of gross betting volume for the applicable quarter. In the event that the aggregate of license fees paid over the first four full quarters shall be less than the minimum annual $1,000,000.00 license fee, then the unpaid balance of such minimum annual license fee shall be paid along with the quarterly license fee installment due for the next quarter.

        4. AUDIT. PAN and Whitfield shall be entitled to conduct both routine and ongoing audits and special audits of United's business for the purposes of examining the condition of the Gaming System, and proper reporting and payment of license fees. United shall provide PAN


GAMING SYSTEM LICENSE AGREEMENT
and Whitfield with suitable on-site office space and facilities for those purposes, and prompt and full cooperation in the disclosure of all pertinent information and records relating to such audits. Audit costs shall be borne by PAN and Whitfield; provided that in the event any such audit discloses significant operational flaws in the Gaming System, or any underreporting and/or underpayment of license fees, then United shall, in addition to promptly making necessary corrections to the Gaming System, and/or properly reporting and paying any delinquent license fees, reimburse PAN and Whitfield for all costs of audit relating to discovery of the Gaming System flaw or improper reporting or paying of license fees. In the event any such audit discloses any pattern or practice of intentional or grossly negligent improper reporting of betting volume and license fees, then United shall be liable, in addition to its obligation to pay all underreported license fees due, a penalty equal to one-half of such underreported fees.

        5. LATE PAYMENT CHARGE. Time is of the essence of United's obligation for timely payment of license fee installments. For each day's delinquency in reporting and/or paying any such installment, or the balance of any minimum annual license fee, United shall pay Whitfield a late charge equal to one percent (1%) of the unpaid portion of such license fee, up to a maximum total late charge, for any such late payment or reporting, equal to twenty five percent (25%) of the unpaid amount.

        6. ADDITIONAL STOCK PREMIUM TO UNITED. The parties recognize that increases in United's annual race and sports book betting volume, above the $83 million maximum level on which United is to receive up to 3.2 million shares of PAN Environmental, Inc. common stock under paragraph 1, will also increase license fees payable to Whitfield. In recognition thereof, PAN agrees to issue one (1) additional share of PAN common stock, up to a maximum of 9,600,000 million additional shares which have been reserved for issuance by PAN, for each $38,333 of United's annual betting volume in excess of $83,000,000 at the end of the first full fiscal year of United or at the end of either each subsequent two full fiscal years. These additional shares for the three years shall be issued only for excess betting volume over any previous year's betting volume.

        7. COVENANTS BY UNITED. United warrants, represents, covenants and agrees that: (a) United owns and is entitled to use the Gaming System; (b) United and its principals have superior knowledge as to the nature, extent, efficacy and value of said System, which combined with United's expertise in race and sports book operations and reasonable and conservative expectations of future betting volumes and operating margins from use of said System, are sufficient to yield initial annual betting volume of approximately $83 million; and (c) at all times during the term of this Agreement, United will maintain a valid license or certificate of authority from the government of Antigua and/or other jurisdictions to engage in race and sports book operations, and that it will engage in that business exclusively, in accordance with said licenses or certificated of authority and in compliance with all applicable laws

        8. AGREEMENT NOT SUBJECT TO CANCELLATION, UNITED'S RIGHTS AND OBLIGATIONS NOT ASSIGNABLE OR DELEGABLE. The parties acknowledge that the value of the Gaming System to PAN and Whitfield would be substantially reduced if that System were not to remain continuously licensed to United; and that the substantial price for PAN's and Whitfield's purchase of the Gaming System should be deemed to couple PAN's and Whitfield's interest in

GAMING SYSTEM LICENSE AGREEMENT
this Gaming System License Agreement with an interest. Accordingly this Agreement shall not be revocable by United for any reason, nor shall United be entitled to assign any of its rights to use of the Gaming System, nor to delegate any of its obligations to report and pay license fees under this Agreement without PAN's and Whitfield's express prior written consent..

        9. CONFIDENTIALITY, COOPERATION, DUTY TO MAINTAIN GAMING SYSTEM. United shall keep the Gaming System as a trade secret, and shall not disclose it to anyone other than authorized representatives of United, PAN, Whitfield, and agents of the government of Antigua acting within the scope of their supervisory duties. United shall maintain and upgrade the Gaming System as necessary and appropriate for it to remain in first class condition, for the conduct of an efficient, competitive and successful race and sports book enterprise, in compliance with all applicable laws. The parties shall consult and cooperate as from time to time may be appropriate for that purpose. No material change to the Gaming System shall be made by United unilaterally, without PAN's and Whitfield's prior written consent. Costs of routine maintenance and upgrades to the Gaming System shall be borne solely by United; provided that costs of substantial computer system or other such system upgrades shall be shared equally by the parties, or as otherwise agreed on a case by case basis.

        10. NONCOMPETITION. United and each of its principals signatory hereto agree not to directly or indirectly promote or participate in any race and sports enterprise, except for United's, nor to engage in the development or promotion of any procedures or systems for race and sports book operations except for the exclusive use of United.

        11. EFFECTIVE DATE, TERM, OPTION TO RENEW. The effective date of this Agreement shall be May 22, 1998. The term of this Agreement shall be 49 years, or such lesser period as may be prescribed by Antigua law as the maximum duration of such license agreements. Whitfield shall be entitled to renew this Agreement for an additional 49 years, or other maximum term under Antigua law, by written notice of such election to United given at any time within the final year of the original term.

        12. RELATIONSHIP. Nothing in this Agreement shall be construed to make PAN or Whitfield a co-venturer in United's race and sports book business, nor to give PAN or Whitfield any interest in any betting gains, or subject it to any betting losses as might be realized or sustained by United in the conduct of its business.

        13. WAIVER. Neither party's waiver of any breach or default of this Agreement by the other party, nor delay or failure to exercise any right upon a breach or default, nor acceptance of any payment subsequent thereto, shall be deemed a waiver of rights relating to any other breach or default.

        14. PARTIES. Each of the undersigned principals of United individually jointly and severally guaranty performance of all of United's obligations under this Agreement. By its execution of this Agreement, PAN Environmental Corporation agrees to issue and provide all of the PAN shares of common capital stock provided and subject to the terms of paragraphs 1 and 6 of this Agreement.

        15. SEVERABILITY. If any provision of this Agreement is deemed to be invalid or


GAMING SYSTEM LICENSE AGREEMENT
inoperative for any reason, such provision shall be deemed modified as and to the extent necessary to make it valid and operative; or if such provision cannot be so modified, then it shall be severed from this Agreement, and the remainder of this Agreement shall remain in full force and effect so long as the parties' essential purposes under this Agreement can be fulfilled under the Agreement as so modified.

        16. INDEMNITY: United agrees to fully indemnify Whitfield and hold Whitfield harmless from the assertion, imposition or incursion of any claim, liability, cost or expense, including court costs or attorney's fees, relating to the use of the Gaming System or any other activities of United in the conduct of its race and sports book operations.

        17. ARBITRATION. Any dispute over this License Agreement shall be submitted to, and settled by, arbitration. Such arbitration shall be effected by the arbitrators selected as hereinafter provided and shall be conducted in accordance with the Rules existing at the date thereof, of the American Arbitration Association. The dispute shall be submitted to three arbitrators, one arbitrator being selected by PAN, as one party to the dispute, one arbitrator being selected by Timothy S. Shiah on behalf of the Stockholders, as the other party to the dispute, and the third arbitrator being selected by the two so selected by the parties, or, if they cannot agree on a third, by the American Arbitration Association. In the event that either party, within one month after any notification made to it of the demand for arbitration by the other party, shall not have selected its arbitrator and given notice thereof by registered mail to the other party, such arbitrator shall be selected by the American Arbitration Association. The meetings of the arbitrators shall be held in such place or places as may be agreed upon by the arbitrators. The expenses of any such arbitration shall be borne one-half by PAN and one-half by the respective Stockholders payable from the Escrow Fund.

        18. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of Antigua. Jurisdiction to resolve any dispute arising under this Agreement shall be vested in the courts of Antigua.


        IN WITNESS WHEREOF, the parties hereto have executed this Gaming System License Agreement as of the year and date first written above.




WHITFIELD HOLDINGS, LTD.                    PAN ENVIRONMENTAL CORPORATION


By___________________________                By___________________________
        President                                   President


By___________________________               By___________________________
        Secretary                                     Secretary



GAMING SYSTEM LICENSE AGREEMENT

UNITED, INC. DBA
UNITED RACE & SPORTS BOOK


By__________________________
        President


By__________________________
        Secretary


------------------------------------        ------------------------------------
as personal guarantor of obligations        as personal guarantor of obligations
of United, Inc. dba United Race &           of United, Inc. dba United Race &
Sports Book                                 Sports Book





------------------------------------
as personal guarantor of obligations
of United, Inc. dba United Race &
Sports Book


GAMING SYSTEM LICENSE AGREEMENT

                                                                       EXHIBIT B


                                ESCROW AGREEMENT
                   FOR ACQUISITION OF WHITFIELD HOLDINGS, LTD.
                        BY PAN ENVIRONMENTAL CORPORATION


        ESCROW AGREEMENT dated April 17, 1998 among certain stockholders of Whitfield Holdings, Ltd. (hereinafter collectively called the "Stockholders"), PAN Environmental Corporation, a Delaware corporation (hereinafter called "PAN"), and ______________________ (hereinafter called the "Escrow Agent").

        The Stockholders are the owners of all the outstanding shares of capital stock of Whitfield Holdings, Ltd., an Antigua, West Indies corporation (hereinafter called "Whitfield"). Pursuant to an Agreement and Plan of Business Combination (hereinafter called the "Agreement") and the Gaming System License Agreement (hereinafter called "License Agreement") dated the same date as this Escrow Agreement and entered into simultaneously herewith, PAN has agreed to acquire from the Stockholders, all such shares of Whitfield in exchange for stock of PAN provided for therein, including the delivery of 3,200,000 common shares of PAN common stock (hereinafter called "PAN Shares") to the Escrow Agent to be held and disposed of by it on the terms and conditions set forth in this Escrow Agreement. PAN and the Stockholders desire the Escrow Agent to so hold and dispose of the Escrow Fund, and the Escrow Agent is willing to do so on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the transactions contemplated by the Agreement, and of the mutual agreements hereinafter set forth, the parties agree as follows:

1. Establishment of the Escrow Fund: In accordance with the terms of the Agreement, PAN will on the Closing Date (as defined in the Agreement) deposit with the Escrow Agent 3,200,000 shares of PAN common stock to be held and disposed of as provided in this Escrow Agreement. The PAN Shares to be held by the Escrow Agent hereunder are collectively called the "Escrow Fund".

2.      Maximum Liquidated Damages and Sole Remedy in the Event of Breach by
        Stockholders: In the event that any representation or warranty by the Stockholders as set forth in the Agreement or License Agreement, or on the Closing Date as required thereunder, shall be determined to have been breached there shall be returned to PAN upon demand, out of the Escrow Fund, to the extent said Escrow Fund shall be sufficient for the purpose, in an amount, or to a value equal to the damage occasioned to PAN by such breach. The value of such PAN Shares shall be determined by the bid price obtained


Escrow Agreement -
Whitfield/PAN
        in the over-the-counter market quoted on NASD's Electronic Bulletin Board for shares of PAN on the date a claim for payment is made. PAN's sole remedy with respect to any breach of the aforementioned representations and warranties shall be to receive payment of PAN shares out of the Escrow Fund as herein provided, and PAN shall not have any right of recourse against any of the Stockholders personally with respect to such breach of representations and warranties.

3. Naming of Stockholders' Representative: Each of the Stockholders hereby authorizes Timothy S. Shiah to determine the existence of any right of PAN to receive any payment of PAN shares out of the Escrow Fund, as provided for in this Escrow Agreement, and to settle the amount of such payment or payments of PAN shares. Neither Whitfield or PAN nor the Stockholders nor any of them will, without his consent in writing on behalf of the Stockholders voluntarily settle or adjust any claim with respect to which PAN would be entitled to receive any part of the Escrow Fund.

4. When and How Payment made to Acquiring Corporation in the Event of Breach by Stockholders: Whenever there shall be delivered to the Escrow Agent a determination, in one of the forms hereinafter described, that PAN is entitled to receive payment of PAN Shares out of the Escrow Fund in accordance with this Escrow Agreement, which determination shall specify the amount of PAN shares to which PAN is so entitled, the Escrow Agent shall, to the extent that the Escrow Fund shall be sufficient for the purpose, pay to PAN the amount of PAN Shares specified in such determination. Such determination may be in the form of either (i) a certificate signed by PAN and Timothy S. Shiah on behalf of the Stockholders, or (ii) a certified copy of an award of the arbitrator referred to in paragraph 7 hereof, or (iii) a certified copy of a final judgment of a court of competent jurisdiction.

5. Voting and Distributions During Escrow Period: During the period that the Escrow Agent shall hold the PAN Shares in the Escrow Fund, the following provisions shall apply:

        (a) Each Stockholder shall have the right to vote the number of PAN Shares, which, on the date of such vote, he/she would be entitled without dispute to receive from the Escrow Agent under this Escrow Agreement, if the Escrow Fund were to be paid out to the Stockholders on such date.

        (b) All distributions, whether in cash or stock or other property, made in respect to the PAN Shares will be paid to the Escrow Agent, and will constitute part of the Escrow Fund hereunder.


6. Release of Shares to Acquired Corporation's Stockholders: The Escrow Agent shall release to Stockholders one share for each $24.9375 of betting volume placed with United



Escrow Agreement -
Whitfield/PAN
        resulting in $0.6225 of license fees payable to Whitfield under paragraph 3 of the License Agreement. Such betting volume will be jointly verified by PAN, Whitfield and United. The release of shares will be done on a quarterly basis as defined in paragraph 7 below and when an aggregate betting volume of eighty three million dollars ($83,000,000) resulting in one million nine hundred ninety two thousand dollars ($1,992,000) payable to Whitfield of first year license fees has been paid, the Escrow Agent will release the entire 3,200,000 shares or remainder thereof. The first year is defined as the first full fiscal year beginning with the first full calendar quarter following the effective date of the License Agreement. In the event that the minimum betting volume and license fees are not met by the end of the first full fiscal year, then the same formula will be applied for one subsequent fiscal year to earn out any amount in excess of that earned and paid in the first full fiscal year. Any shares no so earned shall be returned to PAN.

7. When and How Payments Made to Acquired Corporation's Stockholders: The Escrow Agent shall, on a quarterly basis, on the first full quarter after the Closing Date (a quarter being defined as the periods ending February 28, May 31, August 31 and November 30 of each year) deliver or cause to be delivered to the Stockholders, free and clear of this Escrow Agreement, in respective amounts and proportions to the respective number of shares of Whitfield Shares set opposite their signatures at the foot hereof (being the number of Whitfield Shares to be transferred by the respective shareholders to PAN under the Agreement), the PAN Shares earned under the Agreement; provided, however, that if PAN shall have asserted a claim or claims that it is entitled to receive a payment under this Escrow Agreement by delivering copies of such claims in writing to Timothy S. Shiah and to the Escrow Agent, the amount of PAN Shares shall not be so delivered until such claim or claims have been disposed of. The value of the PAN Shares for the purposes of this paragraph shall be determined by the bid price obtained in the over-the-counter market quoted on the NASD's Electronic Bulletin Board for shares of PAN on the date such claim or claims are made.

8. Arbitration: Any dispute as to whether PAN is entitled to receive a payment out of the Escrow Fund as provided in this Escrow Agreement, or as to the amount thereof, or as to the right of PAN or the Stockholders to receive all or any part of the Shares and cash or any other property held by the Escrow Agent hereunder, shall be submitted to, and settled by, arbitration. Such arbitration shall be effected by the arbitrators selected as hereinafter provided and shall be conducted in accordance with the Rules existing at the date thereof, of the American Arbitration Association. The dispute shall be submitted to three arbitrators, one arbitrator being selected by PAN, as one party to the dispute, one arbitrator being selected by Timothy S. Shiah on behalf of the Stockholders, as the other party to the dispute, and the third arbitrator being selected by the two so selected by the parties, or, if they cannot agree on a third, by the American Arbitration Association. In the event that either party, within one month after any notification made to it of the demand for arbitration by the other party, shall not have selected its arbitrator and given notice thereof by registered mail to the other party, such arbitrator shall be selected by the American Arbitration Association. The meetings of the arbitrators shall be held in such place or places as may be agreed upon by the arbitrators. The expenses of any such

Escrow Agreement -
Whitfield/PAN
        arbitration shall be borne one-half by PAN and one-half by the respective Stockholders payable from the Escrow Fund.

9. Notices, Jurisdiction and Appointing Attorney for Process: Any and all notices or other instruments or papers to be sent to any party hereto by any other party hereto pursuant to this Escrow Agreement shall be in writing and delivered personally or sent by Registered Mail, postage prepaid, if to the Stockholders, or any of them, addressed in care of Timothy S. Shiah, 4420 South Arville, Suite 20, Las Vegas, NV 89103; if to PAN, attention of President, at 19239 Aurora Avenue North, Shoreline, WA 98133-3930; and if to the Escrow Agent, addressed to the Escrow Agent, at ________________________ ____________. Each of the
        Stockholders hereby appoints Timothy S. Shiah, his true and lawful attorney upon whom may be served all summonses, complaints, processes, pleadings, orders and notices in any civil action or proceeding against him arising out of this Escrow Agreement, and hereby consents to the jurisdiction of any court in said state based on such service.

10. The Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine, and to be signed or presented by the proper person, and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Escrow Agreement, except for its own willful default or gross negligence.

11. The Escrow Agent shall be paid reasonable compensation for its services hereunder and reimbursed for al expenses, including counsel fees, reasonably incurred by it in connection with the performance of its duties and obligations under this Escrow Agreement. Such compensation and reimbursement shall be paid one-half by PAN and one-half by the respective Stockholders payable from the Escrow Fund.

12. In accordance with its terms, this Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of PAN and the Escrow Agent and upon the heirs, executors, administrators and legal representatives of the Stockholders.

13. The Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, U.S.A.

14.     _______________________________, hereby agrees to act as Escrow Agent under this Escrow Agreement.

15. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


        IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be



Escrow Agreement -
Whitfield/PAN
signed as of the day and year first above written.


STOCKHOLDERS OF                             PAN ENVIRONMENTAL
WHITFIELD HOLDINGS, LTD.                    CORPORATION

                                            By
---------------------------------           -----------------------------------
                                                   President

                                            ESCROW AGENT to be named
---------------------------------

---------------------------------           -----------------------------------
                                                   Escrow Agent

---------------------------------


Escrow Agreement -
Whitfield/PAN

                                                                       EXHIBIT C

                             MERGER AND ACQUISITION
                              CONSULTING AGREEMENT


        THIS AGREEMENT, entered into the 17th day of April, 1998 by and between PAN Environmental Corporation, a Delaware corporation (hereinafter "PAN") and TCKTS, L.L.C. dba Bristol Media, Ltd., a Washington limited liability company (hereinafter "Bristol").

        WHEREAS, Bristol originally had a consulting agreement with Cheong Tat Corporation which had an agreement with Winner's Way, a company which is now defunct, and

        WHEREAS, Winner's Way had a preliminary agreement to be acquired by PAN until Winner's Way went defunct, and

        WHEREAS, United, Inc. dba United Race and Sports Book, an Antigua corporation (hereinafter "United"), has taken over the betting accounts previously operated by Winner's Way, and

        WHEREAS, Whitfield Holdings, Ltd. (hereinafter "Whitfield") has agreed to purchase the Gaming System owned by United for one hundred percent (100%) of the stock in Whitfield and to license back the Gaming System to United for 2.4% of United's annual betting volume as a license fee, and

        WHEREAS, PAN has agreed to acquire one hundred percent (100%) of the issued and outstanding stock of Whitfield from the shareholders of Whitfield for 12,800,000 common shares of PAN (3,200,000 of which are to be issued into Escrow to be released upon certain performance criteria and 9,600,000 of which are reserved for issuance upon additional performance criteria), and

        WHEREAS, PAN desires that Whitfield act as its exclusive consultant for the above corporate acquisition and Bristol desires to act as PAN's exclusive consultant for the above corporate acquisition,

        NOW, THEREFORE, in consideration of the mutual undertakings provided under this Agreement, the parties agree as follows:

1. Engagement: Effective the date hereof, PAN hereby engages Bristol to consult in regard to the structuring and acquisition of the PAN acquisition of Whitfield and Whitfield's acquisition of Gaming Systems from United and other race and sports books for a one hundred fifty
        (150) day period from the date hereof.

2.      Duties  Consultant will:


MERGER AND ACQUISITION
CONSULTING AGREEMENT
PAN / BRISTOL

        a. Prepare Agreement and Plan of Business Combination, Gaming System License Agreement, Escrow Agreement, Financial Consultant Agreement, this Merger and Acquisition Consulting Agreement, and a Private Placement Offering Memorandum, plus all related and collateral material for final legal review.

        b. Negotiate with all parties including United, Whitfield and the shareholders thereof and PAN to finalize interests of all parties in the acquisition.

        c. Assist in money-raising activities on behalf of PAN and Whitfield.

3. Compensation: PAN will issue 800,000 shares of restricted Rule 144 common shares and will pay $50,000 in fees for consulting services rendered incident to the negotiation and execution of the Agreement and Plan of Business Combination.

4. Expenses: All travel, postage and delivery expense spent on behalf of PAN on a pre-approved written basis will be reimbursed by PAN upon presentation of invoices.


        IN WITNESS WHEREOF, the parties have executed this Merger and Acquisition Consulting Agreement on April 17, 1998.


PAN ENVIRONMENTAL                                  TCKTS, L.L.C. dba
CORPORATION                                        BRISTOL MEDIA, LTD.



By____________________________              By________________________________
        President                                         Managing Member


MERGER AND ACQUISITION
CONSULTING AGREEMENT
PAN / BRISTOL

                                                                       EXHIBIT D


                         FINANCIAL CONSULTING AGREEMENT


        THIS AGREEMENT, entered into the 17th day of April, 1998, by and between PAN Environmental corporation, a Delaware corporation (hereinafter "PAN") and Cheong Tat Corporation, a Nevada corporation (hereinafter "Consultant").

        WHEREAS, Consultant originally had a consulting agreement with Winner's Way which has since gone defunct, and

        WHEREAS, Winner's Way had a preliminary agreement to be acquired by PAN until it went defunct, and

        WHEREAS, United, Inc. dba United Race and Sports Book, an Antigua corporation (hereinafter "United") has taken over the betting accounts previously operated by Winner's Way, and

        WHEREAS, Whitfield Holdings, Ltd. (hereinafter "Whitfield") has agreed to purchase the Gaming System owned by United for 100% of the stock in Whitfield and to license back the Gaming System to United for 2.4% of United's annual betting volume as a license fee, and

        WHEREAS, PAN has agreed to acquire one hundred percent (100%) of the issued and outstanding stock of Whitfield from the shareholders of Whitfield for 12,800,000 common shares of PAN (3,200,000 of which are to be issued into Escrow to be released upon certain performance criteria and 9,600,000 of which are reserved for issuance upon additional performance criteria), and

        WHEREAS, PAN desires to raise $1,000,000 over the next ten (10) days and an additional $22,500,000 over the next one hundred twenty (120) days, and

        WHEREAS, Consultant desires to raise such funds for PAN and PAN desires Consultant to raise such funds;

        NOW, THEREFORE, in consideration of the mutual undertakings provided under this Agreement, the parties agree as follows:

1. Engagement: Effective the date hereof PAN hereby engages Consultant to raise funds and Consultant agrees to use its best efforts to raise such funds for a one hundred twenty day (120) period from the date hereof.

2.      Duties:  Consultant will:



Financial Consulting Agreement
PAN / Cheong Tat Corporation

        a.     Identify and solicit prospective lenders and financiers.

        b.     Conduct negotiations with such prospects on behalf of PAN.

        c.     Assist in closing such prospects in providing funding for PAN.

3.      Compensation:

        a. $1,000,000 or pro rata portion thereof PAN Private Placement to be closed over the next 10 days - ten percent (10%) commission payable:

               - one-half (1/2) in restricted Rule 144 common stock at ten percent (10%) below the five-day average bid price of PAN stock before closing;

               -      one-half (1/2) in cash.

        b. $22,500,000 or pro rata portion thereof PAN Private Placement to be closed over the next 120 days - five percent (5%) commission payable:

               - one-half (1/2) in restricted Rule 144 common stock at same price as Private Placement;

               -      one-half (1/2) in cash.

4. Expenses: All travel, postage and delivery expense spend on behalf of the Company on a pre-approved written basis will be reimbursed by PAN upon presentation of invoices.


        IN WITNESS WHEREOF the parties have executed this Financial Consulting Agreement on April 17, 1998.

PAN ENVIRONMENTAL CORPORATION                      CHEONG TAT CORPORATION


By_________________________                        By__________________________
        President                                            President


Financial Consulting Agreement
PAN / Cheong Tat Corporation

Page 2 of 2